As filed with the Securities and Exchange Commission on December 6, 2016
Registration No. _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

  ACADIA REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland (State of Organization)	23-2715194 (I.R.S. Employer Identification No.)

411 Theodore Fremd Avenue, Suite 300
Rye, New York 10580
(914) 288-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SECOND AMENDED AND RESTATED

ACADIA REALTY TRUST
2006 SHARE INCENTIVE PLAN
(Full title of the plan)

Kenneth F. Bernstein
President and Chief Executive Officer
Acadia Realty Trust
411 Theodore Fremd Avenue, Suite 300
Rye, New York 10580
(914) 288-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Schonberger, Esq.
Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
(212) 813-8800

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares of beneficial interest, par value $.001 per share	1,600,000	$32.95	$52,720,000.00	$6,110.25

(1)	Registered herein are 1,600,000 additional common shares of beneficial interest, par value $.001 per share (the “Common Shares”), of Acadia Realty Trust, a Maryland real estate investment trust (the “Registrant”), that may be issued pursuant to its Second Amended and Restated Acadia Realty Trust 2006 Share Incentive Plan (together with previous versions of such plan, the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Common Shares that may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration that results in an increase in the number of the Registrant’s outstanding Common Shares.

(2)	The Registrant previously filed a registration statement on Form S-8 (File No. 333-184117) with the Securities and Exchange Commission on September 26, 2012 registering the issuance of Common Shares under the Plan. By filing this Registration Statement in accordance with Instruction E to Form S-8, the Registrant registers the issuance of the 1,600,000 additional Common Shares approved for issuance under the Plan at the annual meeting of the shareholders of the Registrant held on May 9, 2016.

(3)	Calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, the proposed maximum offering price per share of the Common Shares being registered is estimated solely for the purpose of determining the registration fee, based upon the average of the high and low prices per share of the Common Shares, as reported on the New York Stock Exchange on December 5, 2016, which is within five business days prior to the date of filing of this Registration Statement.

EXPLANATORY NOTE

On September 26, 2012, Acadia Realty Trust, a Maryland real estate investment trust (the “Registrant”) registered 1,933,924 common shares of beneficial interest, par value $.001 per share (the “Common Shares”), to be offered or sold to participants under the Amended and Restated Acadia Realty Trust 2006 Share Incentive Plan (the “Original Plan”) pursuant to the Registration Statement on Form S-8 (File No. 333-184117). The Second Amended and Restated Acadia Realty Trust 2006 Share Incentive Plan (the “Plan”), as approved by the Registrant’s shareholders on May 9, 2016, amended and restated the Original Plan, among other things, to increase the number of Common Shares available for issuance under the Original Plan by 1,600,000 Common Shares. This Registration Statement is being filed in order to register such additional 1,600,000 Common Shares which may be offered or sold to participants under the Plan. The contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-184117), as updated by the information set forth below, are incorporated by reference into this Registration Statement in accordance with General Instruction E to Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by the Registrant, are incorporated by reference in this Registration Statement:

(a)                The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 19, 2016;

(b)               The description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A dated May 21, 1993 (SEC File No. 33-6008), filed on May 26, 1993 pursuant to Section 12(g) of the Exchange Act, as amended, including any amendment or report filed for the purpose of updating such description;

(c)                The Registrant’s definitive proxy statement on Schedule 14-A, filed on March 30, 2016 in connection with the annual meeting held on May 9, 2016;

(d)               The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the SEC on April 29, 2016, the fiscal quarter ended June 30, 2016, filed with the SEC on July 27, 2016, and the fiscal quarter ended September 30, 2016, filed with the SEC on October 28, 2016; and

(e)                The Registrant’s Current Reports on Form 8-K filed with the SEC on March 22, April 8, April 18, May 9, July 1, July 6, August 12, September 9 (Item 8.01 only), and September 12, 2016 (Item 5.02 only).

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s declaration of trust authorizes, and the Registrant’s bylaws obligate it, to the maximum extent permitted under Maryland law, to indemnify its trustees and officers in their capacity as such. Section 8-301(15) of the Corporations and Associations Article of the Annotated Code of Maryland permits a Maryland REIT to indemnify or advance expenses to trustees and officers to the same extent as is permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law (the “MGCL”). The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Registrant’s declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made a party to, or witness in, by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by such director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant’s declaration of trust authorizes the Registrant, and its bylaws require the Registrant, to the maximum extent permitted by Maryland law, to indemnify (i) any present or former trustee or officer or (ii) any individual who, while serving as the Registrant’s trustee and at the Registrant’s request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager, or trustee, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of such a proceeding.

The Registrant’s bylaws also permit the Registrant, subject to the approval of its board of trustees, to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

In addition to the above, the Registrant has purchased and maintains insurance on behalf of all of its trustees and executive officers against liability asserted against or incurred by them in their official capacities with the Registrant, whether or not the Registrant is required or has the power to indemnify them against the same liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 8.	EXHIBITS

EXHIBIT NO.	DESCRIPTION
4.1	Second Amended and Restated Acadia Realty Trust 2006 Share Incentive Plan (included as an appendix to Registrant’s definitive proxy statement on Schedule 14-A, filed on March 30, 2016 in connection with the annual meeting held on May 9, 2016 (SEC File No. 001-12002), which is incorporated herein by reference)
5.1	Opinion of Venable LLP
23.1	Consent of BDO USA, LLP, Independent Auditors
23.2	Consent of Venable LLP (included in Exhibit 5.l)
24.1	Powers of Attorney (included as a part of the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on this 6th day of December, 2016.

ACADIA REALTY TRUST
A Maryland real estate investment trust (Registrant)

By:	/s/ Kenneth F. Bernstein
	Name:	Kenneth F. Bernstein
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kenneth F. Bernstein and Jason Blacksberg, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth F. Bernstein	Chief Executive Officer, President and Trustee	December 6, 2016
Kenneth F. Bernstein	(Principal Executive Officer)

/s/ John Gottfried	Senior Vice President and Chief Financial Officer	December 6, 2016
John Gottfried	(Principal Financial Officer)

/s/ Richard Hartmann	Senior Vice President and Chief Accounting Officer	December 6, 2016
Richard Hartmann	(Principal Accounting Officer)

Signature	Title	Date

/s/ Lee S. Wielansky	Independent Lead Trustee	December 6, 2016
Lee S. Wielansky

/s/ Lorrence T. Kellar	Trustee	December 6, 2016
Lorrence T. Kellar

/s/ Douglas Crocker II	Trustee	December 6, 2016
Douglas Crocker II

/s/ Wendy Luscombe	Trustee	December 6, 2016
Wendy Luscombe

/s/ William Spitz	Trustee	December 6, 2016
William Spitz

/s/ Lynn Thurber	Trustee	December 6, 2016
Lynn Thurber

/s/ C. David Zoba	Trustee	December 6, 2016
C. David Zoba

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
4.1	Second Amended and Restated Acadia Realty Trust 2006 Share Incentive Plan (included as an appendix to Registrant’s definitive proxy statement on Schedule 14-A, filed on March 30, 2016 in connection with the annual meeting held on May 9, 2016 (SEC File No. 001-12002), which is incorporated herein by reference)
5.1	Opinion of Venable LLP
23.1	Consent of BDO USA, LLP, Independent Auditors
23.2	Consent of Venable LLP (included in Exhibit 5.l)
24.1	Powers of Attorney (included as a part of the signature page of this Registration Statement)